Exhibit 99.1
Terayon Enables Telcos to Generate Advertising Revenues with Industry’s First Ad Insertion Solution for Telco IPTV Services
Terayon’s ‘Telco-Optimized’ DM 6400-IPTV Network CherryPicker Helps Carriers
Maximize the Untapped Advertising Revenue Opportunities of IPTV Services
San Diego, California — November 9, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today announced the industry’s first ‘telco-optimized’ solution that allows telecommunication service providers to create new advertising revenue streams to support their ambitious rollout of IPTV (Internet Protocol Television) services.
     At its booth (528) here at the TelcoTV Conference & Expo, Terayon is demonstrating how its new DM 6400-IPTV Network CherryPicker® enables telecommunication carriers to seamlessly insert local advertisements into MPEG-4/AVC encoded digital video, the format most carriers have selected for their digital video service offerings. Advertising is a lucrative opportunity for telco carriers, as evidenced by the significant revenue it has provided broadcast and cable operators for decades. U.S. cable operators alone earned more than $4.3 billion in local advertising revenues in 2004 according to Kagan Associates.
     In addition to advertising, telco carriers can also use the DM 6400-IPTV for other important digital video applications. These include the aggregation of programming content from multiple sources, grooming customized channel line-ups by ‘cherry picking’ programs from multiple programming sources, supporting payload-aware program redundancy and emergency alert system (EAS) messaging.

     “Terayon has been at the forefront of the digital video revolution by enabling cable operators to deliver high definition and standard definition programming and to generate revenue through advertising insertion,” said Kanaiya Vasani, Terayon Vice President of Marketing. “Our new DM 6400-IPTV Network CherryPicker — which is ‘telco optimized’ with the new bundle of MPEG-4/AVC software and Gigabit Ethernet connectivity — provides telecom carriers with the field-proven ability to insert content and advertising in the digital domain, without the complexity and cost of decoding and re-encoding processes.”
     “Advertising is a tremendous revenue opportunity that telco carriers must prepare for today as they architect networks to deliver digital video services,” said Jerry Chase, CEO of Terayon. “We look forward to working with the industry to build systems that maximize video delivery and generate ad insertion revenue; creating the infrastructure today that will address both immediate and future needs and an additional revenue stream.”
Working with Partners
     In addition to TelcoTV, Terayon is also demonstrating its MPEG-4/AVC ad insertion solution at this week’s SMPTE (Society of Motion Picture and Television Engineers) conference in New York City. At both shows, the DM 6400-IPTV is working with Adtec Digital’s DPI-1200 advertising server. Terayon is working closely with all of its ad insertion partners — Adtec, C-COR and SeaChange International — to ensure product interoperability.
     Terayon is also working with several of the largest vendors to the telecommunication industry - including Nortel — to integrate the DM 6400-IPTV as part of larger, complete digital video solutions for telecom carriers.

About the Terayon DM 6400 Network CherryPicker line
     The award-winning DM 6400 Network CherryPicker is the flagship model in the Terayon CherryPicker line of digital video networking platforms. More than 6,000 CherryPickers have been deployed by cable operators, satellite providers, television broadcasters and telecom service providers worldwide to deliver a wide range of standard definition (SD) and high definition (HD) digital programming services and applications. The DM 6400 is the cable industry’s leading digital ad insertion solution and has inserted more than 200 million ads into live digital programming.
     Terayon intends to continue developing the telco-optimized DM 6400-IPTV with additional features, such as forward error correction, scrambling and new ‘Localization on Demand’ features to allow delivery of more personalized content.
About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 6,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com.
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Press Contact:	Investor Contact:
Rebecca West	Kirsten Chapman / Moriah Shilton
AtomicPR	Lippert/Heilshorn & Associates
(415) 402-0230	(415) 433-3777
rebecca@atomicpr.com	moriah@lhai-sf.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon’s ability to gain new business; Terayon’s ability to develop new, technologically advanced products; the performance and capabilities of the DM 6400 Network CherryPicker; the ability for already deployed DM 6400s to be upgraded via software to support MPEG-4/AVC; service providers migration to MPEG-4/AVC; the continued development of DM 6400-IPTV; as well as the other risks detailed from time to time in Terayon’s filings with the SEC, including Terayon’s Form 10-K for the year ended Dec. 31, 2004, Form 10-Q for the quarter ended June 30, 2005 and Form 8-K filed Nov. 7, 2005.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. Nortel is a trademark of Nortel Networks. All other trademarks are property of their respective owners.

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